UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant                                                                           ☒
Filed by a Party other than the Registrant                                                                ☐
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                    FIRST MID-ILLINOIS BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)

____________________________________________________
(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

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March 17, 2011

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on April 27, 2011, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access on an internet website this Proxy Statement, the Company's 2010 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year.  Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead.  Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

The 2011 annual meeting of stockholders is being held for the following purposes:

1.  The election of Steven L. Grissom and Gary W. Melvin as directors of the Company (Proposal 1);
2.  To conduct an advisory vote on executive compensation (Proposal 2);
3.  To conduct an advisory vote on the frequency of the executive compensation vote (Proposal 3); and
4.  Such other matters as may properly come before the meeting or any adjournments thereof.

I encourage you to attend the meeting in person.  Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares over the Internet or, if you receive or request to receive proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided.  You may also vote your shares by telephone or by following the instructions set forth on the proxy card.  Please review the instructions for each of your voting options described in the Notice you may have received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  Submitting a proxy will ensure that your shares are represented at the meeting.  If you have any questions concerning these matters, please contact me at (217) 258-0415 or Lee Ann Perry, Manager of Shareholder Services, at (217) 258-0493.  We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,

FIRST MID-ILLINOIS BANCSHARES, INC.

William S. Rowland
Chairman and Chief Executive Officer

1515 Charleston Avenue  •  P.O. Box 499  •   Mattoon, IL 61938  •  Phone: (217) 258-0493

Proxy Statement
Annual Meeting of Stockholders
To Be Held April 27, 2011

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue, P.O. Box 499
Mattoon, Illinois 61938
(217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, April 27, 2011 at 4:00 p.m. local time.  The Board of Directors would like to have all stockholders represented at the meeting.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you may have received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of central Illinois.  The Company owns all the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association (the "Bank"), with offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, Urbana, Decatur, Highland, Pocahontas, Champaign, Maryville, Mansfield, Mahomet, Weldon, Bloomington, Bartonville, Peoria, Galesburg, Quincy and Knoxville Illinois; Mid-Illinois Data Services, Inc., a data processing company ("Data Services");  and The Checkley Agency, Inc. doing business as First Mid Insurance Group, an insurance agency ("Insurance Group").

Only holders of record of the Company's Common Stock at the close of business on March 1, 2011 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting.  On the Record Date, the Company had 6,077,444 shares of Common Stock issued and outstanding.  In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted.  Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof.  You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy, or by attending the annual meeting and voting in person.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting.  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum.  Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present.  The inspector of election will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.  "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company.  Proxies are being solicited principally via the Internet and by mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter.  The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 11, 2011, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. For certain individuals listed below, the number of shares of Common Stock beneficially owned includes the shares of Common Stock into which such individuals may convert their shares of the Company’s Series B 9% Non-Cumulative Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”) and Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock (the “Series C Preferred Stock”). The Series B Preferred Stock and Series C Preferred Stock are non-voting stock except with respect to certain fundamental changes in the terms of the stock and with respect to certain matters following the Company’s failure to pay dividends on the stock during four dividend payment periods. Please refer to the footnotes of the following table, and the “Certain Relationships and Related Transactions” section of the Proxy for details.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership(2)		Percentage of Class Outstanding		Percentage of Voting Power
Principal Stockholders:
David R. Hodgman c/o Schiff Hardin LLP 233 S. Wacker Dr., Suite 6600 Chicago, Illinois 60606	Common Series B Preferred Series C Preferred	383,948 540 -	(3) (3)	6.3% 11.0% -	(19)	8.2%	(21)

Richard Anthony Lumpkin 121 South 17th Street Mattoon, Illinois 61938	Common Series B Preferred Series C Preferred	565,915 280 -	(4) (4)	9.3% 5.7% -	(19)	10.3%	(21)
Director Nominees, Directors and Named Executive Officers:
Charles A. Adams 1020 North 13th Street Mattoon, Illinois 61938	Common Series B Preferred Series C Preferred	492,088 200 -	(5) (5)	8.1% 4.1% -	(19)	8.8%	(21)

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership(2)		Percentage of Class Outstanding		Percent of Voting Power
Director Nominees, Directors and Named Executive Officers (continued):
Kenneth R. Diepholz	Common Series B Preferred Series C Preferred	49,474 - -	(6) (6)	*% - -	(19)	* %	(21)
Joseph R. Dively	Common Series B Preferred Series C Preferred	14,890 40 20	(7) (7)	*% *% *%	(19)	* %	(21)
Steven L. Grissom 121 South 17th Street Mattoon, Illinois 61938	Common Series B Preferred Series C Preferred	438,340 620 -	(8) (8)	7.2% 12.6% -	(19)	9.3%	(21)
Benjamin I. Lumpkin 121 South 17th Street Mattoon, IL 61938	Common Series B Preferred Series C Preferred	281,412 150 -	(9) (9)	4.6% 3.0% -	(19)	5.2%	(21)
Gary W. Melvin RR 1, Box 226 Sullivan, IL 61951	Common Series B Preferred Series C Preferred	330,563 200 -	(10) (10)	5.4% 4.1% -	(19)	6.1%	(21)
Sara Jane Preston	Common Series B Preferred Series C Preferred	22,953 40 10	(11) (11) (11)	*% *% *%	(19)	* %	(21)
William S. Rowland	Common Series B Preferred Series C Preferred	98,836 50 20	(12) (12) (12)	1.6% 1.0% *%	(19)	1.9%	(21)
Ray Anthony Sparks 30 South Country Club Road Mattoon, IL 61938	Common Series B Preferred Series C Preferred	255,022 470 230	(13) (13) (13)	4.2% 9.5% 10.4%	(19)	6.7%	(21)
Michael L. Taylor	Common Series B Preferred Series C Preferred	24,773 4 4	(14) (14) (14)	*% *% *%	(19)	* %	(21)
John W. Hedges	Common Series B Preferred Series C Preferred	42,404 10 5	(15) (15) (15)	*% *% *%	(19)	* %	(21)
Charles A. LeFebvre	Common Series B Preferred Series C Preferred	4,774 5 -	(16) (16)	*% *% -	(19)	* %	(21)
Eric S. McRae	Common Series B Preferred Series C Preferred	13,023 15 2	(17) (17) (17)	*% *% *%	(19)	* %	(21)
All director nominees, directors, named executive officers and other executive officers as a group (16 persons)	Common Series B Preferred Series C Preferred	2,094,711 1,807 291	(18) (18) (18)	34.5% 36.7% 13.2%	(20)	38.4%	(22)

(1)	Addresses are provided for those beneficial owners owning more than 5% of the Company’s Common Stock.

(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.  The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)
The above Common amount includes 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990, over which Mr. Hodgman has shared voting and investment power. The above Series B Preferred amount includes 250 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 290 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Hodgman, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing shares held by these trusts.

(4)
The above Common amount includes 45,580 shares held by Mr. Richard Lumpkin individually; 100,483 shares held by SKL Investment Group, of which Mr. Richard Lumpkin is a voting member and of which Mr. Richard Lumpkin has shared voting and investment power; 112,467 shares held by The Lumpkin Family Foundation, of which Mr. Richard Lumpkin serves as Treasurer and has shared voting and investment power, and of which beneficial ownership is disclaimed; 306,806 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin, under which Mr. Richard Lumpkin has sole voting and investment power; and 579 shares held for the account of Mr. Richard Lumpkin under the Company’s Deferred Compensation Plan. The above Series B Preferred amount includes 100 shares of Series B Preferred Stock held by The Lumpkin Family Foundation and of which beneficial ownership is disclaimed; 80 shares of Series B Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Keon, of which Mr. Richard Lumpkin has sole voting and investment power and of which beneficial ownership is disclaimed; and 100 shares of Series B Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin.

(5)
The above Common amount includes 134,114 shares held by Mr. Adams individually; 281,146 shares of Common Stock held by a corporation which Mr. Adams is deemed to control; 19,000 shares held by the Howell-Adams Foundation over which Mr. Adams has shared voting and investment power; 54,453 shares held for the account of Mr. Adams under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred amount includes 200 shares of Series B Preferred Stock held by Mr. Adams individually. Subsequent to February 11, 2011, Mr. Adams received the appropriate bank regulatory approval and was issued 300 shares of Series C Preferred Stock on March 2, 2011. These Series C Preferred Stock shares, convertible to 73,928 shares of Common Stock, are not included in the above table.

(6)
The above Common amount includes 19,882 shares held by Mr. Diepholz individually; 22,842 shares held for the account of Mr. Diepholz under an Individual Retirement Account; and options to purchase 6,750 shares of Common Stock.

(7)
The above amount includes 4,651 shares held by Mr. Dively individually; 6,864 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of common stock. The above Series B Preferred amount includes 40 shares of Series B Preferred Stock held by Mr. Dively individually. The above Series C Preferred amount includes 20 shares of Series C Preferred Stock held by Mr. Dively individually.

(8)
The above Common amount includes 33,930 shares held by Mr. Grissom individually; 9,213 shares held jointly with his spouse; 2,249 shares held for the account of Mr. Grissom under the Company’s Deferred Compensation Plan; and options to purchase 9,000 shares of Common Stock. The above Common amount also includes 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990, over which Mr. Grissom has shared voting and investment power. The above Series B Preferred amount includes 80 shares of Series B Preferred Stock held by Mr. Grissom jointly with his spouse; 250 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990; and 290 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Grissom, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing shares held by these trusts.

(9)
The above Common amount includes 281,412 shares held by Mr. Benjamin Lumpkin individually.  The above Series B Preferred amount includes 150 shares of Series B Preferred Stock held by Mr. Benjamin Lumpkin individually.  Mr. Benjamin Lumpkin is also the beneficiary of the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990 which holds 191,974 shares and 250 shares of Series B Preferred Stock. Mr. Benjamin Lumpkin does not have beneficial ownership of the shares held by this trust.

(10)
The above Common amount includes 287,435 shares held by Mr. Melvin individually; 39,753 shares held for the account of Mr. Melvin under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred amount includes 200 shares of Series B Preferred Stock held jointly by Mr. Melvin and his spouse.

(11)
The above Common amount includes 8,324 shares held by Ms. Preston individually; 7,879 shares held for the account of Ms. Preston under the Company’s Deferred Compensation Plan; and options to purchase 6,750 shares of Common Stock. The above Series B Preferred amount includes 40 shares of Series B Preferred Stock held by Ms. Preston individually. The above Series C Preferred amount includes 10 shares of Series C Preferred Stock held by Ms. Preston individually.

(12)
The above Common amount includes 16,541 shares held by Mr. Rowland individually; 24,844 shares for the account of Mr. Rowland under an Individual Retirement Account; 9,022 shares held for the account of Mr. Rowland under the Company’s 401(k) Plan; 6,679 shares held for the account of Mr. Rowland under the Company’s Deferred Compensation Plan; and options to purchase 41,750 shares of Common Stock. The above Series B Preferred amount includes 50 shares of Series B Preferred Stock held jointly by Mr. Rowland and his spouse. The above Series C Preferred amount includes 20 shares of Series C Preferred Stock held jointly by Mr. Rowland and his spouse.

(13)
The above Common amount includes 124,367 held by Mr. Sparks individually; 86,523 shares held by Sparks Investment Group, LP, and 18,880 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; 1,822 shares by Mr. Sparks’ child, over which Mr. Sparks has shared voting and investment power; 20,055 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred amount includes 370 shares of Series B Preferred Stock held by Mr. Sparks individually and 100 shares of Series B Preferred Stock held by Sparks Investment Group, LP. The above Series C Preferred amount includes 220 shares of Series C Preferred Stock held by Mr. Sparks individually, and 10 shares of Series C Preferred Stock held by Sparks Investment Group, LP.

(14)
The above Common amount includes 64 shares held by Mr. Taylor individually; 2,224 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and options to purchase 22,485 shares of Common Stock. The above Series B Preferred amount includes 4 shares of Series B Preferred Stock held by Mr. Taylor individually. The above Series C Preferred amount includes 4 shares of Series C Preferred Stock held by Mr. Taylor individually.

(15)
The above Common amount includes 4,172 shares held by Mr. Hedges individually and 337 shares held jointly with his spouse; 1,457 shares held for the account of Mr. Hedges under the Company’s 401(k) Plan; 5,938 shares held for the account of Mr. Hedges under the Company’s Deferred Compensation Plan; and options to purchase 30,500 shares of Common Stock. The above Series B Preferred amount includes 5 shares of Series B Preferred Stock held by Mr. Hedges individually, and 5 shares of Series B Preferred Stock held jointly by Mr. Hedges and his spouse. The above Series C Preferred amount includes 5 shares of Series C Preferred Stock held by Mr. Hedges individually.

(16)
The above Common amount includes 1,274 shares held for the account of Mr. LeFebvre under the Company’s Deferred Compensation Plan; and options to purchase 3,500 shares of Common Stock. The above Series B Preferred amount includes 5 shares of Series B Preferred Stock held by Mr. LeFebvre individually.

(17)
The above Common amount includes 377 shares held by Mr. McRae individually; 1,936 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; 489 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan; 252 shares held for the account of Mr. McRae under an Individual Retirement Account and options to purchase 9,969 shares of Common Stock. The above Series B Preferred amount includes 15 shares of Series B Preferred Stock held by Mr. McRae individually. The above Series C Preferred amount includes 2 shares of Series C Preferred Stock held by Mr. McRae individually.

(18)
The above amounts include additional shares for three executive officers not included in above table. The above Common amount includes an aggregate of 166,940 shares obtainable upon the exercise of options.

(19)	Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options which are exercisable within 60 days by individual.

(20)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options which are exercisable within 60 days by all director nominees, directors, named executive officers and other executive officers.

(21)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days, and the conversion of Series B Preferred Stock and Series C Preferred Stock held by such individual.

(22)
Percentage is calculated on a partially diluted basis, assuming the exercise of all stock options which are exercisable within 60 days by all director nominees, directors, named executive officers and other executive officers; the conversion of 414,441 shares obtainable through the conversion of 1,807 shares of Series B Preferred Stock held by such individuals; and the conversion of 71,707 shares obtainable through the conversion of 291 shares of Series C Preferred Stock held by such individuals.

* Less than 1%.

As of February 1, 2011, the Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 188,497 shares or 3.1% of the outstanding Common Stock of the Company, over which the Bank has sole voting and investment power with respect to 164,914 shares or 2.7% of the outstanding Common Stock and shared voting and investment power with respect to 23,583 shares or .4% of the outstanding Common Stock.

PROPOSAL I - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years.  For this year's annual stockholders meeting, the Board of Directors has nominated for election as Class I directors, for a term expiring in 2014, Steven L. Grissom and Gary W. Melvin. Because Kenneth R. Diepholz is retiring from the Board of Directors at the annual meeting, he was not nominated as a Class I director. Messrs. Grissom and Melvin have served as directors of the Company since 2000 and 1990, respectively. The two individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class I directors for a three-year term.  Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals.  The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.  Following Mr. Diepholz’s retirement, the number of directors will be eight, comprised of two Class I directors, three Class II directors, and three Class III directors.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company.  Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 17, 2011	Principal Occupation	Year First Became Director	Year Term Expires

DIRECTOR NOMINEES
Steven L. Grissom	58	Administrative Officer of SKL Investment Group, LLC, a private investment company (since 1997); Director of the Bank and the Company (since 2000); Director of Data Services (since 2009); Director of Checkley (since 2009); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Treasurer of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2006); Secretary of Illinois Consolidated Telephone Company, a local telecommunications provider (2003-2006).	2000	2014
Gary W. Melvin	62	President and Co-Owner, Rural King Farm & Home Supplies stores, a retail farm and home supply store chain; Director of the Bank (since 1984) and of the Company; Director of Data Services (since 1987); Director of Checkley (since 2009).	1990	2014

The Board of Directors recommends a vote "FOR" the election of Directors Grissom and Melvin for a term of three years.

DIRECTORS CONTINUING IN OFFICE
Joseph R. Dively	51	Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company (since 2003), and President of Illinois Telephone Operations, a local telecommunications provider (until 2008); Vice President of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2002); Director of the Bank and the Company (since 2004); Director of Data Services (since 2009); Director of Checkley (since 2009).	2004	2012
Sara Jane Preston	70	Director of the Bank (since 1999) and of the Company; Director of Data Services (since 2009); Director of Checkley (since 2002); retired President and CEO of Charleston National Bank and the southern Illinois lending operations of its successor organizations (Boatmen’s National Bank, NationsBank and BankAmerica).	2000	2012
William S. Rowland	64	Chairman, President, Chief Executive Officer and Director of the Company (since 1999); Executive Vice President (1997-1999), Treasurer and Chief Financial Officer (1989-1999) of the Company; Director of Data Services (since 1989); Director (since 1999), Chairman (since 1999), and Executive Vice President (1989-1999) of the Bank; Director of Checkley (since 2002).	1991	2012
Charles A. Adams	69	President, Howell Paving, Inc., a road construction company (since 1983); Director of the Bank (since 1989) and of the Company (since 1984); Director of Data Services (since 1987); Director of Checkley (since 2002).	1984	2013
Ray Anthony Sparks	54	Private investor (since 1997); former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997); Director of the Bank (since 1997) and of the Company; Director of Data Services (since 1996); Director of Checkley (since 2002); Executive Director, Mattoon Area Family YMCA (since 2009).	1994	2013
Benjamin I. Lumpkin	38	Owner of Big Toe Press, LLC, a video content production company (since 2004); Member of SKL Investment Group, LLC Finance Committee, a private investment company (since 2000); Director of the Bank (since 2009) and of the Company; Director of Data Services (since 2009); Director of Checkley (since 2009).	2009	2013
RETIRING DIRECTOR
Kenneth R. Diepholz	72	Vice President, Ken Diepholz Chevrolet, Inc., an automobile dealership (since 2000); Vice President, Diepholz Auto Group, an automobile dealer group (since 2003); Owner, Diepholz Rentals, a renter of apartments and commercial real estate property; Director of the Bank (since 1984) and of the Company; Director of Data Services (since 2009); Director of Checkley (since 2009).	1990	2011

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors concluded that except for Mr. Rowland, the members of the Board of Directors satisfy the independence requirements of the New York Stock Exchange.  The Board of Directors has established an audit committee and a compensation committee.  The Board of Directors has concluded that all current members of the audit committee satisfy the independence requirements of the New York Stock Exchange, as required by the charter of the audit committee.  The Board of Directors has also concluded that all current members of the compensation committee satisfy the independence requirements of the New York Stock Exchange.  The Board has also created other company-wide committees composed of officers of the Company and its subsidiaries.

A total of 12 regularly scheduled and special meetings were held by the Board of Directors during 2010.  During 2010, all directors attended at least 75 percent of the meetings of the Board and the committees on which they served.

BOARD DIRECTOR QUALIFICATIONS

The Board of Directors strives to be composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable it to meet the needs of the Company’s governance. In particular, the Board of Directors is constituted by a group of individuals which have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to read and understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates. A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders.

Following is a description of each director’s specific experience and qualifications that led the Board to conclude that the person should serve as a director for the Company.

Charles A. Adams has served as a director of the Company since 1984. Mr. Adams has a bachelor’s degree in Economics from De Pauw University and is the President and majority owner of his own company, Howell Paving, Inc., a road construction company (since 1983) which consists of the main entity as well as multiple subsidiaries. Through his entrepreneurial experiences within the communities serviced by the Company, Mr. Adams provides the Board of Directors with a strong and experienced perspective on local businesses.

Kenneth R. Diepholz has served as a director of the Company since 1990. Mr. Diepholz has a bachelor’s degree in Business from Eastern Illinois University and is an executive officer and majority owner of several businesses primarily in the automobile and property rental industries. Mr. Diepholz is a veteran local entrepreneur and his presence on the Board of Directors provides the Board of Directors with a sophisticated view of the Company’s local business communities.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also recently completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions over diverse business units which included financial statement responsibilities since 1991 and is currently the Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunications holding company. Mr. Dively has also served on the boards of directors and their committees of several other entities where his duties included working with investors, executive teams and other board members. Mr. Dively’s experience serving a local, publicly traded, telecommunications company informs the Board of Directors on issues related to the Company’s local communities.  The Board of Directors also benefits from his perspective serving as an executive officer of a publicly traded company.

Steven L. Grissom has served as a director of the Company since 2000 and has been determined to be an audit committee financial expert. Mr. Grissom has a bachelor’s degree in Business with an Accounting major from Eastern Illinois University, and has passed the Certified Public Accountant (“CPA”) and Personal Financial Specialist (“PFS”) exams. He was employed by a regional CPA firm from 1974 to 1981 where his experience included review of internal control procedures and analysis of major financial transactions including evaluation of appropriate accounting treatment under generally accepted accounting principles. From 1981 to 2005, Mr. Grissom held various positions at Illinois Consolidated Telephone Company which included tax and treasurer responsibilities. Mr. Grissom is currently the Administrative Officer of SKL Investment Group, LLC, a private investment company where his responsibilities include tax and accounting functions and evaluation of financial statements for various investment opportunities. These skills serve the Board of Directors in its assessment of complex financial and investment matters.

Benjamin I. Lumpkin has served as a director of the Company since 2009. Mr. Lumpkin has a bachelor’s degree in History from Yale University and a Master’s degree in Journalism from Northwestern University.  He is the owner of Big Toe Press, LLC, a video content production company (since 2004). Mr. Lumpkin is a member of SKL Investment Group, LLC (a private investment company) finance committee and a trustee of the Lumpkin Family Foundation (a 501(c)(3) organization) where his experience includes reviewing financial statements and other financial data. These experiences assist the Board of Directors in various aspects. Also, by virtue of the significant stock ownership in the Company by Mr. Lumpkin and members of his immediate and extended family, Mr. Lumpkin represents a strong voice for stockholders in the Board of Directors’ deliberations.

Gary W. Melvin has served as a director of the Company since 1990. Mr. Melvin has a bachelor’s degree in Economics from Western Illinois University and for the past thirty years has been the president and majority owner of Rural King Farm & Home Supplies, Inc., a retail farm and home supply store chain where he is actively involved with management in all aspects of the business. Mr. Melvin’s ownership and leadership role in an important local retailer provides the Board of Directors with a knowledgeable and skilled local business outlook.

Sara Jane Preston has served as a director of the Company since 2000. Ms. Preston has taken relevant coursework and seminars at Eastern Illinois University, Lake Land College and various banking schools. She is a retired President and CEO of a community bank in the Company’s community for over fifteen years and has a good understanding of the community and how banking impacts it. Ms. Preston also served on the Board of Directors of the local hospital for over fifteen years, as well as several other community boards. Ms. Preston has also served on several committees for the Illinois Bankers Association. Ms. Preston’s banking experience and knowledge assists the Board of Directors in all aspects.

William S. Rowland has served as a director of the Company since 1991. Mr. Rowland has a bachelor’s degree in Accounting from St. Ambrose University. He currently serves as Chairman of the Board and Chief Executive Officer of the Company (since 1999). He was previously Treasurer and Chief Financial Officer of the Company (1989-1999). Prior to employment with the Company, Mr. Rowland was a CPA with the accounting firm KPMG, LLP. Mr. Rowland is and has been a member of several community boards, as well as the Illinois Bankers Association. As President and Chief Executive Officer of the Company, Mr. Rowland brings to the Board of Directors his substantial institutional knowledge regarding the Company, including its operations and strategies.

Ray Anthony Sparks has served as a director of the Company since 1994.  Mr. Sparks has a bachelor’s degree in Business Administration with an accounting major from Millikin University and an MBA degree from Eastern Illinois University. He is the Executive Director of the Mattoon Area Family YMCA (since 2009) and a private investor (since 1997). He was the former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997). He has also served as a director and officer for various not-for-profit organizations in the community. Mr. Sparks has been a user of financial statements in these positions and has experience dealing with CPAs, investment bankers and attorneys. These experiences and his strong financial background assist the Board of Directors in all areas of its oversight.

BOARD LEADERSHIP

Mr. William S. Rowland serves as Chief Executive Officer and Chairman of the Board of the Company. The Company believes that this allows Mr. Rowland to have multiple perspectives about the Company and its operations while optimizing the ability of the Board members to communicate with Company management. In our view, splitting the roles of Chief Executive Officer and Chairman of the Board could potentially have the consequence of making our management and governance processes less effective than they are today through undesirable duplication of work without any clear offsetting benefits.  Also, because the members of the Board of Directors other than Mr. Rowland are independent, the knowledge of the Company that Mr. Rowland’s brings to the Board helps to enhance the Board’s leadership of the Company. The Board does not have a lead independent director.

BOARD ROLE IN RISK OVERSIGHT

The Board oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board’s Audit Committee monitors (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements and (3) compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the Audit Committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board’s recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board members’ collective beneficial ownership of 39.9% of the outstanding shares of common stock of the Company.

At its monthly meetings, the Board receives the minutes from each management committee meeting as well as, various reports from key senior management, including the senior Risk Management officer. The Board reviews and discusses these reports with each of the senior managers. The Board reviews the status of all classified assets and trends in loan delinquency, and reviews the allowance for loan losses each quarter.  In addition, the Board approves all loans in excess of $2 million.

The Board also reviews the policies and practices of the Company on a regular basis. In addition, the Board reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

NOMINATIONS FOR DIRECTOR

The Company does not maintain a standing nominating committee and does not have any policies regarding diversity when identifying director nominees, however, the Company believes the diverse backgrounds and perspectives of its current directors, as described above under “Board Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance.  The entire Board performs the functions of a nominating committee, and considers and acts on all matters relating to the nomination of individuals for election as directors. The Board does not believe it needs a separate nominating committee because the Board has the time and resources to perform the function of selecting director nominees. Also, all but one of the directors satisfy the independence requirements of the New York Stock Exchange. The Board acts in accordance with the Company’s Certificate of Incorporation when it performs its nominating function.

In the consideration of director nominees, the Board of Directors considers, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board; and (5) the prospective nominee’s contributions to the Board of Directors as a whole.

Any stockholder who wishes to recommend a director candidate for consideration by the Board should submit such recommendation in writing to the Board at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.  Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Certificate of Incorporation.  The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days or more than 60 days before a meeting at which directors are to be elected.  To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director.  For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The members of the audit committee of the Company during the fiscal year ended December 31, 2010 were Messrs. Adams, Diepholz, Dively, Grissom, Lumpkin, Melvin and Sparks, and Ms. Preston.  The audit committee met 6 times in 2010.  The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements.  Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function.  The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

The Board of Directors determined that each member of the audit committee satisfies the independence requirements of the New York Stock Exchange and the Federal Deposit Insurance Act.  The Securities and Exchange Commission requires that boards of directors determine whether any audit committee member qualifies as an “audit committee financial expert.” The Board of Directors determined that Steven L. Grissom is an audit committee financial expert.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 25, 2011.  A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

COMPENSATION COMMITTEE

The members of the compensation committee of the Company during the fiscal year ended December 31, 2010 were Messrs. Adams, Diepholz, Dively, Grissom, Lumpkin, Melvin and Sparks, and Ms. Preston. The compensation committee does not have a charter.  The compensation committee met 4 times in 2010.  The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

Additionally, the Board of directors, or if the Board so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company.  For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2010,  Messrs. Hedges and Sparks served as directors, and Mr. Grissom served as President, of Mattoon Area Industrial Development Corporation, a not-for-profit industrial development corporation; Mr. Sparks also served as executive director and Mr. Rowland served as a board member of the Mattoon Area Family YMCA.  See also “Certain Relationships and Related Transactions.”

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with any director by sending written correspondence addressed to such director in care of the Secretary of the Company at First Mid-Illinois Bancshares, Inc., 1515 Charleston Avenue, Mattoon, Illinois 61938.  The Secretary or the designee thereof will forward such correspondence to the relevant director.

The Company expects directors to attend the annual meeting, absent scheduling or other similar conflicts.  All of the then current directors attended the Company’s 2010 Annual Meeting of Stockholders.

SECTION 16 - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of reports on Forms 3, 4 and 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of these Forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2010.

The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the audit committee concerning independence, and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

This audit committee report is submitted by the audit committee of the Board of Directors:

Ray Anthony Sparks, Chairman	Steven L. Grissom
Charles A. Adams	Benjamin I. Lumpkin
Kenneth R. Diepholz	Gary W. Melvin
Joseph R. Dively	Sara Jane Preston

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2010 and 2009, the audit of the Company’s internal control over financial reporting as of December 31, 2010 and 2009, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2010 and 2009 were $191,885 and $192,094 respectively.

Audit-Related Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2010 (namely, acquisition related services and employee benefit plan audit) and 2009 (namely, consent for the Company’s S-3 filing, acquisition related services and employee benefit plan audit) were $29,064 and $30,740 respectively.

Tax Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2010 and 2009 (namely preparation of consolidated tax return and tax advice) were $27,843 and $22,765 respectively.

All Other Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2010 and 2009 (namely forensic data mining) were $352 and $13,876 respectively.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approved all services performed by the independent auditors in 2010.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal years ending December 31, 2010 and 2009.  BKD, LLP has served as the Company's independent auditors since July 26, 2005.

A representative from BKD, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.  The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2011.  The Company expects to appoint its independent auditors for 2011 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

Kenneth R. Diepholz, Chairman	Benjamin I. Lumpkin
Charles A. Adams	Gary W. Melvin
Joseph R. Dively	Sara Jane Preston
Steven L. Grissom	Ray Anthony Sparks

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”).

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.

•	Enable the Company to attract and retain the best available executive talent.

•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation.  In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with position and, in the case of annual cash incentives, is also conditioned on attainment of both individual and corporate performance measures.  The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.   The compensation committee has used stock options as a way to unify the interests of the executives and stockholders.  Issuing options that have a 10 year term and incrementally vest over time, but only so long as the executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time.  Due to financial performance of the Company in 2010 and 2009, however, the compensation committee did not grant any options to executives of the Company during these years. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate and individual performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

Enable the Company to attract and retain the best available talent.  In order to achieve this objective, the compensation committee believes it must pay compensation that is competitive.  As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company.  The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation.  Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned.  Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company.  The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee.  The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO.  Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. For 2010, the data reviewed includes salary surveys from four sources: The Delves Group 2009 Bank Compensation Surveys (Bank Cash and Bank Executive), Crowe-Horwath 2009 Financial Institutions Compensation Survey-Midwest, American Bankers Association (ABA) 2009 Compensation and Benefits Survey and FMBH Peer Group which includes publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company.  (The banks included in the 2010 analysis ranged in size from approximately $500 million to $3 billion in assets).  Because, these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers. The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill, and recommendation of the CEO.  The compensation committee also may periodically engage the services of independent consultants with knowledge and experience in such matters.

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning part of each year. Based on the guidelines and factors described above, the compensation committee in early 2010 concluded that adjustments to base salaries for certain named executive officers were necessary in order to keep compensation for named executive officers competitive. In addition to the factors noted above, the compensation committee considered the accomplishment level of individual goals set at the beginning of the year, the number of individuals the executive supervises and the strategic implications of the decisions the executive is required to make. The compensation committee established the 2010 base salary for the named executive officers, effective as of February 1, 2010, as follows:

Executive	2010 Salary Rate	$ Increase from 2009 Salary Rate
Mr. Rowland	$310,000	$10,000
Mr. Taylor	$195,000	$30,000
Mr. Hedges	$200,000	$22,000
Mr. McRae	$170,000	$10,000
Mr. LeFebvre	$145,000	$-

Increases were based on individual performance during the previous year, as well as the level of duties and responsibilities assumed by the individuals in their respective positions. The actual salaries paid to the named executive officers in 2010 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (“the Plan”), which is designed to reward the executives in increasing Company profitability and achieving individual accomplishments which create stockholder value.  With respect to incentive cash compensation, the Company reserves the right to require its executives to return all or a portion of compensation paid in the event of an earnings restatement of previously issued financial statements.

In January 2010, the compensation committee determined the amount of cash incentive each named executive officer was entitled to receive as a percentage of his or her base salary rate in effect for 2010 based on individual performance during the previous year, as well as the level of duties and responsibilities assumed by the individuals in their respective positions. The percentage of salary payable as cash incentive was consistent with the amounts in each named executive officer’s employment agreement.

The metrics of this program were changed in 2010 from those used in 2009 in order to simplify the incentive calculation and to allow all executive officers a more equitable stake in achievement of the Company’s short-term goals. Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together (sometimes to the detriment of individual personal goals) and because senior management has the potential greatest influence on Company profitability, the compensation committee determined each executive’s incentive opportunity for 2010 would be based entirely on net income (exclusive of non-recurring costs associated with acquisitions).

The amounts established for 2010 were as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive tied to Net Income
Mr. Rowland	50%	100%
Mr. Taylor	35%	100%
Mr. Hedges	35%	100%
Mr. McRae	35%	100%
Mr. LeFebvre	35%	100%

At the same time, the compensation committee established the Net Income target (adjusted for costs associated with acquisitions) using the prior year’s net income as a starting point.  In 2009, the Company’s net income was $8.2 million. Using this as a base line, the compensation committee determined the following 2010 criteria:

	Performance	Net Income	Payout
Minimum:	Equal to previous year	$8.2 million	none
Threshold:	2% increase	$8.4 million	25%
Budget:	16% increase	$9.5 million	60%
Superior:	28% increase	$10.5 million	100%

The compensation committee has the discretion to pay a prorated portion of the cash incentive opportunity for attainment of levels between minimum, threshold, budget and maximum, or for attainment of levels above maximum. Operations for 2010 resulted in net income (adjusted for costs associated with acquisitions) of $9.2million. The compensation committee exercised its discretion to pay a pro rata amount to reflect attainment between the threshold and budget levels, which, using a straight-line interpolation, resulted in executives receiving 52% of their bonus opportunity.

Pursuant to his employment agreement, Mr. LeFebvre is also entitled to incentive payments equal to 25% of the estimated first-year revenues received from new trust and wealth management accounts established in the relevant year.

Equity Compensation

The compensation committee has historically granted long-term equity compensation in order to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.  With respect to equity-based compensation, the Company reserves the right to require its executives to return all or portion of compensation paid in the event of an earnings restatement of previously issued financial statements. From 1997 through 2004 the compensation committee paid selected named executive officers equity compensation in the form of stock options granted under the Company’s 1997 Stock Incentive Plan.  The compensation committee believes that the stock options served their intended purposes as the profitability of the Company and the value of the Company’s stock increased significantly during this period. The compensation committee did not issue any stock options during 2005 or 2006 because of the uncertainties surrounding the financial accounting treatment of options and the potential effect of new accounting rules. Those issues were resolved, and in 2007, the Board approved a new 2007 Stock Incentive Plan which was approved by stockholders at the Company’s 2007 annual meeting. The committee awarded stock options in 2007 and 2008.  Due to the financial performance of the Company during 2009 and 2010, no options were awarded in these years.

In those years that options were awarded, the compensation committee did not use a formulaic approach in determining the number of options granted to the executives, but took into account historic grants, Company performance and individual levels of responsibility. The number of options awarded to each executive was intended to be proportionate to the individual’s responsibility to influence the strategic direction of the Company and create stockholder value.  All options have a 10 year term and vest ratably over a four year period.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including certain named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan

The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers.  An employee can elect to defer a percentage of his or her compensation on a pre-tax basis, up to a maximum in 2010 of $16,500, or $22,000 if age 50 or over, and the Company contributes a matching contribution of up to 2% of the employee’s deferral contributions.  The Company also provides a discretionary annual contribution equal to 4% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions.  (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be taken into account in determining contributions, which was $245,000 in 2010). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers.  The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity.  The deferred amounts are invested in Company common stock and are paid to the executive in shares of common stock after termination of employment.  The Company does not contribute to this plan.  The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Supplemental Executive Retirement Plan

The Company provides supplemental retirement benefits to selected executives under its Supplemental Executive Retirement Plan (the “SERP”).  To date, the Company has only extended participation in the SERP to individuals designated as CEO, and the current CEO is the only active participant in the SERP.  The SERP, which is a non-qualified defined benefit pension plan, provides the CEO with an annual benefit of $50,000 payable to him or his beneficiary for 20 years following his retirement at age 65.  The benefit is reduced if he retires early.  (The Company maintains, and is the beneficiary of, a life insurance policy covering the CEO, which will continue past his retirement and could provide funding for this benefit.)  The SERP is described in greater detail in the “Pension Benefits” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer.  The agreements provide for a minimum base salary which cannot be reduced, and a maximum cash incentive opportunity.  The agreements also provide for severance benefits upon certain terminations of employment.  If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period.  If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment due to a reduction in base salary or a substantial diminution of his or her position or responsibilities, the named executive officer is entitled to continued payment of base salary for 12 months (24 months for Messrs. Rowland, Taylor and Hedges), a lump sum payment equal to the cash incentive paid for the prior year, and continued health coverage for 12 months.  The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company.  The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives.  The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives.  Messrs. Rowland, Hedges, McRae and LeFebvre have Company-owned automobiles pursuant to their employment agreements. The determination as to whether a Company-owned car is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved.  The Company also pays for annual country club membership dues for Messrs. Rowland, Hedges and LeFebvre.  Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contains an exception for “performance-based compensation.”  Annual salary, by its nature, does not qualify as performance-based compensation under Section 162(m), and the Company’s annual cash incentive payments do not qualify as performance-based compensation.  Stock options granted by the Company do qualify as performance based compensation.  Due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor at this time in making compensation decisions.

2010 SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company (the “named executive officers”) during the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
		($)	($)(1)	($)(2)	($)		($)		($)
William S. Rowland Chairman, President & Chief Executive Officer	2010	309,039	0	80,600	57,052	(3)	14,700	(4)	461,391
	2009	310,385	0	0	52,252	(3)	14,700	(4)	377,337
	2008	287,133	7,900	60,900	47,820	(3)	15,642	(4)(5)	419,395
Michael L. Taylor Executive Vice President & Chief Financial Officer	2010	195,000	0	45,490			10,725	(4)	241,215
	2009	169,615	0	0			10,542	(4)	180,157
	2008	149,000	6,878	22,050			10,177	(4)(5)	188,105
John W. Hedges Executive Vice President	2010	197,885	0	36,400			10,712	(4)	244,997
	2009	184,269	0	0			11,529	(4)	195,799
	2008	170,940	6,878	27,248			12,104	(4)(5)	217,170
Eric S. McRae Vice President	2010	169,038	0	40,940			9,558	(4)	209,536
	2009	164,762	0	0			9,419	(4)	174,181
	2008	143,621	6,878	10,150			10,023	(4)(5)	170,672
Charles A. LeFebvre Vice President	2010	145,000	0	37,465			9,365	(4)	191,830
	2009	149,423	0	939			9,726	(4)	160,088
	2008	135,000	7,089	31,483			10,762	(4)(5)	184,334

(1) Option Awards.  The amounts in this column represent the aggregate grant date fair value of stock options granted during the years ended December 31, 2010, 2009 and 2008 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123 (R)). There were no options awarded during the years ended December 2010 or 2009. See Note 15 to the consolidated financial statements in the Company’s 2010, 2009 and 2008 Forms 10-K for a description of the valuations.

(2) Non-Equity Incentive Plan Compensation.  Except for Mr. LeFebvre, all amounts in this column are based on performance in 2010, 2009 and 2008 and reflect the amounts actually paid in February 2011, 2010 and 2009, respectively, under the Company’s Incentive Compensation Plan.  See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of this Plan. For 2009, there was no incentive compensation paid in February 2010 to any officer of the Company. For Mr. LeFebvre, during 2008 $23,288 of this amount was paid under the Company’s Incentive Compensation Plan, and $8,195 was paid pursuant to the additional bonus arrangement in his employment agreement (i.e. 25% of the estimated first year revenues received from new trust and wealth management accounts established during the current year.) During 2009, $939 was paid to Mr. LeFebvre pursuant to the bonus arrangement in his employment agreement. During 2010, $26,390 of this amount was paid under the Company’s Incentive Compensation Plan, and $11,075 was paid pursuant to the additional bonus arrangement in his employment agreement.

(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The 2010 amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2009 to December 31, 2010. The 2009 amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2008 to December 31, 2009, and the 2008 amount reflects such increase from December 31, 2007 to December 31, 2008.

(4)  All Other Compensation.  These amounts represent the Company’s contributions to its 401(k) Plan during 2010 on behalf of each named executive officer. Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the All Other Compensation Table for 2010 or 2009.

(5)  The 2008 amounts reported represent the Company’s contributions to its 401(k) plan on behalf of each named executive officer and amounts reported for use of a Company owned automobile of $2,541, $1,696, $1,091 and $2,980 for Messrs. Rowland, Hedges, McRae and LeFebvre, respectively.

Employment Agreements.  The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Rowland:  The employment agreement with Mr. Rowland was renewed in 2010 and has a term through December 31, 2013 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's SERP that provides an annual retirement benefit of $50,000 upon retirement at age 65, (iv) participation in the Company's Deferred Compensation Plan and 2007 Stock Incentive Plan, (v) use of a Company owned or leased automobile and payment of annual country club membership dues, and (vi) other benefits made available to Company executive or management employees.

Mr. Taylor:  The employment agreement with Mr. Taylor was renewed in 2010 and has a term through December 31, 2012 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. Hedges:  The employment agreement with Mr. Hedges has a term through September 30, 2011 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. McRae: The employment agreement with Mr. McRae has a term through February 29, 2012 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and (v) other benefits made available to Company executive or management employees.

Mr. LeFebvre: The employment agreement with Mr. LeFebvre was renewed in 2010 and has a term through December 31, 2012 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) an annual bonus of up to 35% of base salary based upon the profitability of the Trust and Wealth Management Division, and a quarterly bonus equal to 25% of the estimated annual revenues the Company is likely to receive during the first year each new trust and wealth management relationship that he develops, (iii) participation in the Company’s Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company management employees.

First Retirement and Savings Plan (“401k plan”).  The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a base contribution by the Company of 4% of compensation and a matching contribution by the Company of up to 50% of the first 4% of employee contributions.

GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under non-equity incentive plans during the year ended December 31, 2010.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
William S. Rowland	38,750	93,000	155,000
Michael L. Taylor	17,063	40,950	68,250
John W. Hedges	17,500	42,000	70,000
Eric S. McRae	14,875	35,700	59,500
Charles A. LeFebvre	12,688	30,450	50,750
(2)	1,000	5,000	10,000

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Payouts under the Company’s Incentive Compensation Plan were based on performance in 2010, which has now occurred.  Thus, the information in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in January 2010.  The amounts actually paid under the Company’s Incentive Compensation Plan for 2010 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Pursuant to his employment agreement, Mr. LeFebvre is also entitled to incentive payments equal to 25% of the estimated first-year revenues received from new trust and wealth management accounts established in the relevant year. The target amount of this payment is a representative amount based on the amounts paid to him in previous years under this component. The amounts actually paid to him for 2010 ($11,075) and 2009 ($939) are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Non-Equity Incentive Plan Compensation.  The Company maintains the Incentive Compensation Plan, which is a cash-based incentive plan designed in 2010 to reward executives for improving financial performance through increasing net income and improving the Company’s capital position. A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to each grant of stock options outstanding as of December 31, 2010.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

William S. Rowland	18,000	0	20.67	12/16/13
	18,000	0	27.33	12/14/14
	2,500	2,500(1)	26.10	12/11/17
	1,000	3,000(2)	23.00	12/16/18

Michael L. Taylor	3,797.375	0	10.67	12/18/11
	5,062.5	0	12.11	12/16/12
	5,062.5	0	20.67	12/16/13
	5,062.5	0	27.33	12/14/14
	1,500	1,500(1)	26.10	12/11/17
	625	1,875(2)	23.00	12/16/18

John W. Hedges	5,062.5	0	10.67	12/18/11
	7,312.5	0	12.11	12/16/12
	7,312.5	0	20.67	12/16/13
	7,312.5	0	27.33	12/14/14
	1,500	1,500(1)	26.10	12/11/17
	625	1,875(2)	23.00	12/16/18

Eric S. McRae	843.75	0	12.11	12/16/12
	3,375	0	20.67	12/16/13
	3,375	0	27.33	12/14/14
	750	750(1)	26.10	12/11/17
	625	1,875(2)	23.00	12/16/18

Charles A. LeFebvre	1,500	1,500(1)	26.10	12/11/17
	625	1,875(2)	23.00	12/16/18

(1) One-fourth of these options became fully exercisable on January 1, 2009, one-fourth became fully exercisable on January 1, 2010, one-fourth become fully exercisable on January 1, 2011 and one-fourth become fully exercisable on January 1, 2012.

(2) One-fourth of these options became fully exercisable on January 1, 2010, one-fourth become fully exercisable on January 1, 2011, one-fourth become fully exercisable on January 1, 2012 and one-fourth become fully exercisable on January 1, 2013.

OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the exercise of stock options during 2010 by each named executive officer and the amount realized upon such exercise.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(1)
William S. Rowland	38,250	273,558
Michael L. Taylor	0	0
John W. Hedges	5,062	51,278
Eric S. McRae	0	0
Charles A. LeFebvre	0	0

(1) Represents the difference between the closing market price of the common stock at the date of exercise and the option exercise price, multiplied by the number of shares covered by the options exercised.

PENSION BENEFITS

This table sets forth information relating to the defined benefit pension benefits provided under the Company’s SERP.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William S. Rowland	SERP	20(1)	542,363(2)	0

(1)
The number of years of service credited to Mr. Rowland under the SERP, computed as of December 31, 2010, which is the same measurement date used for financial statement reporting purposes in the Company’s 2010 Form 10-K.

(2)
The actuarial present value of Mr. Rowland’s accumulated benefits under the SERP, computed as of the same December 31, 2010 measurement date used for financial statement reporting purposes in the Company’s 2010 Form 10-K.  This number amount represents the present value of receiving $50,000 per year (his current accrued benefit) for 20 years, beginning in March 2012 when Mr. Rowland attains age 65 and is entitled to begin receiving unreduced benefits.  A discount rate of 6% was used to determine the present value.

The SERP is a non-qualified pension plan that provides benefits to senior management employees recommended by the President of the Company and designated by the compensation committee.  Mr. Rowland is the only employee who is currently eligible to participate in the SERP.  The SERP provides for Mr. Rowland to receive an annual benefit of $50,000 (payable in monthly installments) for a 20-year period following his termination of employment at age 65.  The benefit accrues at a rate of 5% per year beginning with Mr. Rowland’s date of hire, with a fully accrued benefit at age 63.  As of December 31, 2010, Mr. Rowland had accrued a SERP benefit equal to $50,000 per year.

Mr. Rowland can elect to receive the portion of his SERP benefit accrued prior to 2005 following his termination of employment and prior to age 65, in which case the accrued benefit will be reduced by 0.0083% for each month the benefit is paid prior to age 65.  Mr. Rowland can also elect to defer payment of his entire benefit past retirement at age 65 or to have the benefit paid in a lump sum instead of monthly installments.  Any elections must be made in accordance with the terms of the SERP.

In the event of Mr. Rowland’s disability (as defined in the Plan), the full accrued benefit of $50,000 per year will be paid for 20 years to Mr. Rowland, beginning at age 65.  In the event of Mr. Rowland’s death, benefits will be paid to a designated beneficiary as described in the SERP.  Upon termination of the SERP, Mr. Rowland’s full accrued benefit will be paid to him, in accordance with the distribution provisions of the SERP as discussed above.

The SERP contains provisions whereby Mr. Rowland forfeits any right to benefits if he is terminated for “cause” (as defined in the SERP), if during employment or the two-year period following employment he engages in competition with the Company or interferes with business relationships of the Company, or if he discloses confidential information about the Company.

NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2010 under the Company’s Deferred Compensation Plan (“DCP”) including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)(1)	($)	($)(2)
William S. Rowland	0	0	793	0	114,007
Michael L. Taylor	0	0	0	0	0
John W. Hedges	0	0	705	0	101,356
Eric S. McRae	0	0	112	0	8,349
Charles A. LeFebvre	0	0	151	0	21,753

(1)	The earnings reported in this column are not reported on the Summary Compensation Table.

(2)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances:  Mr. Rowland:  $60,640 (includes earnings and losses and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Hedges:  $6,110 (includes earnings and losses that were not previously reported in the Summary Compensation Table); Mr. LeFebvre: $(3,475) (includes earnings and losses that were not previously reported in the Summary Compensation Table); Mr. McRae: $128 (includes earnings that were not previously reported in the Summary Compensation Table).

Non-Qualified Deferred Compensation.  The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers.  For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation.  The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the executive as soon as practicable after the date they would otherwise have been paid to the executive.  Such amounts are invested in the Northern Institutional Prime Obligation Fund #887 until the next quarterly window trading period established by the Company, at which point each executive’s account balance is invested in shares of common stock of the Company.  Dividends paid on common stock are credited to the executive’s DCP account and invested in additional shares.  The Northern Institutional Prime Obligation Fund #887 had an annual return for 2010 of .08%.  The Company’s common stock had an annual return for 2010 of .74%.

An executive is 100% vested in his or her DCP account at all times.  An executive’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the executive terminates employment, provided that the Board in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment.  An executive may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency.  In the case of the death of an executive, the DCP account will be paid to his or her designated beneficiary in a single payment.  Upon a Change in Control of the Company (as defined in the Plan), each executive’s DCP account will be paid in an immediate lump sum.  All distributions are in full shares of common stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company.  These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement.  The incremental benefits payable to the named executive officers include the following:

•	If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company has not occurred), the executive is entitled to the following:

(i)	Continued payment of the executive’s then current base salary for 12 months.

(ii)
Continued coverage of the executive under the Company’s health plan for the 12 month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

•
If following a Change in Control of the Company (as defined in the 2007 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment because of a decrease in his or her then current salary or a substantial diminution in his or her position and responsibilities, the executive is entitled to the following:

(i)	For Messrs. Rowland, Taylor and Hedges, payment equal to two times the executive’s then current base annual salary. For Messrs. McRae and LeFebvre, continued salary for one year.

(ii)	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.

(iii)
Continued coverage of the executive under the Company’s health plan for the first 12 months following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

The agreements contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last two years of the executive’s employment (or during the last year in the case of named executive officers other than Mr. Rowland or Mr. Hedges).  The restrictive covenants regarding confidential information are indefinite, and the restrictive covenants regarding noncompetition and nonsolicitation continue in effect for two years following the executive’s termination of employment or the end of the term of the agreement (or one year for named executive officers other than Mr. Rowland or Mr. Hedges).

2007 Stock Incentive Plan

The Company’s 2007 Stock Incentive Plan provides that upon a termination of employment for any reason other than death, disability or retirement, an executive’s outstanding and then vested stock options can be exercised for three months following termination, and upon a termination of employment due to death, disability or retirement (as defined in the Plan) an executive’s outstanding and then vested stock options can be exercised for 12 months following such termination.  The Plan also provides that upon a Change in Control of the Company (as defined in the Plan), all outstanding awards will become fully vested and exercisable.

2010 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company occurred and the executives subsequently become eligible for benefits following a termination of employment on December 31, 2010.

Change in Control
Name:	William S. Rowland	Michael L. Taylor	John W. Hedges	Eric S. McRae	Charles A. LeFebvre
Base Salary:	$620,000	$390,000	$400,000	$170,000	$145,000
Incentive Compensation(1):	$0	$0	$0	$0	$939
Continued Health Coverage(2):	$4,073	$4,073	$4,073	$4,073	$4,073
Value of Vesting of Unvested Stock Options(3):	$0	$0	$0	$0	$0

No Change in Control
One Time Base Salary:	$310,000	$195,000	$200,000	$170,000	$145,000
Continued Health Coverage(4)	$4,073	$4,073	$4,073	$4,073	$4,073

(1)	Represents an amount equal to incentive compensation earned by or paid to executive in 2009.

(2) Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.

(3)
The value of the options that vest upon a change in control occurring on December 31, 2010 is based on the difference between the applicable exercise price and the closing market price of the common stock on December 31, 2010 ($17.25). As of December 31, 2010, none of the unvested options had an exercise price lower than $17.25.

(4) Represents the Company’s portion of premiums paid for the executive’s coverage during the 12-month severance period.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $4,000 quarterly retainer for each calendar quarter for their services in 2010.  Directors of the Company were not granted any form of stock-based compensation in 2010.  Non-employee directors can also elect to receive health coverage under the Company’s group health plan, in which case the Company pays all of the required premiums.

Audit committee members received $500 for each audit committee meeting attended in 2010.  The audit committee chairman also received a $2,000 annual retainer.  The audit committee financial expert also received a $1,500 annual retainer in 2010.

Compensation committee members received $250 for each compensation committee meeting attended in 2010 and the compensation committee chairman also received a $1,000 annual retainer.

Non-employee directors who also served on the board of directors of the Bank received a $1,500 quarterly retainer fee for such services in 2010.  Non-employee directors who also served on the board of directors of Data Services or Checkley each received $250 per meeting attended in 2010.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2010.

	Fees Earned Or Paid in Cash ($)		Option Awards ($)(9)	All Other Compensation ($)(10)	Total ($)
Charles A. Adams	26,250	(1)	0	0	26,250
Kenneth R. Diepholz	28,000	(2)	0	2,286	30,286
Joseph R. Dively	27,000	(3)	0	0	27,000
Steven L. Grissom	29,500	(4)	0	0	29,500
Benjamin I. Lumpkin	27,000	(5)	0	0	27,000
Gary W. Melvin	25,750	(6)	0	0	25,750
Sara Jane Preston	27,000	(7)	0	0	27,000
Ray Anthony Sparks	29,000	(8)	0	0	29,000

(1) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Checkley of $16,000, $6,000, $750 and $250, respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $750, respectively.

(2) This amount represents the compensation earned for service as a director of the Company and the Bank, Data Services and Checkley of $16,000, $6,000, $750 and $250, respectively, and for serving as a member of the audit committee and the compensation committee of $3,000 and $1,000, respectively, and for serving as the compensation committee chairman of $1,000.

(3) This amount represents the compensation earned for serving as a director of the Company and the Bank, Data Services and Checkley of $16,000, $6,000, $750 and $250 respectively, and for serving as a member of the audit committee and the compensation committee of $3,000 and $1,000, respectively.

(4) This amount represents the compensation earned for serving as a director of the Company and the Bank, Data Services and Checkley of $16,000, $6,000, $750 and $250 respectively, for serving as a member of the audit committee and the compensation committee of $3,000 and $1,000, respectively, and for serving as the audit committee financial expert of $1,500.  Mr. Grissom also received $100 per meeting attended as a member of the trust investment committee.  He received a total of $1,000 for attending 10 of the 12 meetings held in 2010.

(5) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Checkley of $16,000, $6,000, $750 and $250, respectively, and for serving as a member of the audit committee and the compensation committee of $3,000 and $1,000, respectively.

(6) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Checkley of $16,000, $6,000, $750 and $0, respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $500, respectively.

(7) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Checkley of $16,000, $6,000, $750 and $250, respectively, and for serving as a member of the audit committee and the compensation committee of $3,000 and $1,000, respectively.

(8) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services, and Checkley of $16,000, $6,000, $750 and $250, respectively, for serving as a member of the audit committee and the compensation committee of $3,000 and $1,000, respectively, and for serving as the audit committee chairman of $2,000.

(9)  No options were granted to non-employee directors in 2010.  All outstanding options are vested.  The number of options held by each non-employee director is contained in the footnotes to the stock ownership table on page 2 of this proxy statement.

(10) Represents the premiums for health insurance paid by the Company.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers.

The Board of Directors encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement beginning on page 16, including the “Compensation Discussion and Analysis,” for a thorough discussion of our compensation program for named executive officers.  Our executive compensation objectives are to:

•	provide incentives to our executives to maximize stockholder return;

•	enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

The Company has pursued these objectives by:

•	establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;

•
using a cash incentive bonus plan and equity compensation awards that tie the level of achievement of our annual financial and operational performance goals to the amount of annual cash incentive compensation that we pay to each of our executives; and

•
reviewing comparable compensation information compiled from The Delves Group 2009 Bank Compensation Surveys (Bank Cash and Bank Executive), Crowe-Horwath 2009 Financial Institutions Compensation Survey-Midwest, American Bankers Association (ABA) 2009 Compensation and Benefits Survey and FMBH Peer Group.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2011 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion, is hereby approved.”

 Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 2 on the proxy card).  The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval.  As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the compensation committee, although the Board of Directors and the compensation committee will carefully consider the outcome of the vote when evaluating our compensation program.

PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

Section 14A of the Securities Exchange Act of 1934 also requires us to submit to stockholders a resolution subject to an advisory vote as to whether the stockholder vote to approve named executive officer compensation should occur yearly, every two years or every three years.  Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the stockholders advise the Company to hold a stockholder advisory vote on the approval of the compensation of the Company’s named executive officers:

• yearly,
• every two years, or
• every three years.”

A stockholder may vote for any one of these alternatives or may abstain from voting.

 Board Recommendation and Stockholder Vote Required

The Board of Directors recommends that stockholders vote for an advisory vote “every three years” on executive compensation (Proposal No. 3 on the proxy card). The Board of Directors believes that conducting an advisory vote on executive compensation every three years would promote a long-term focus on compensation issues, which would more appropriately reflect the structure of the Company’s equity incentive plans.

The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders.  As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the compensation committee.  However, the Board of Directors will carefully consider the outcome of the vote when determining the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which are generally in writing and which include the Code of Ethics for Senior Financial Management and the Code of Conduct for all employees, annual questionnaires completed by all Company directors and executive officers, and regulatory compliance requirements (including Regulation O, which restricts loans by the Bank to directors, executive officers, principal stockholders and their affiliates and requires approval by the Board of Directors of the Bank for certain such loans), identify to the Company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules.  Although the Company’s processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the Board of Directors of the Company or the Bank, or the appropriate committee of the Board of Directors, evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company.  In addition, it is the practice of the Board of Directors of the Company, although not part of a written policy, to review each of the transactions specifically disclosed as a related person transaction in connection with its review of the proxy statement for the annual meeting of stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.  All of the transactions described below were considered and approved or ratified by the Board of Directors of the Company or the Bank, or the appropriate committee of the Board.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from the Bank during 2010.  All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.  In addition, directors, executive officers, principal stockholders, members of their immediate families and entities in which one or more of them have a material interest obtained in 2010, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

Consolidated Communications Holdings, Inc. and its affiliates provided paging, mobile, long distance/800 and private line services, voice mail, customer premise equipment services and repair services to the Company in the amount of $455,347. With regard to Consolidated Communications Holdings, Inc., Mr. Grissom has an indirect beneficial ownership, as co-trustee of certain trusts, of 1.6% of its outstanding voting stock, and Mr. Dively is Senior Vice President and beneficial owner of less than 1% of its outstanding voting stock. Additionally, Mr. Benjamin Lumpkin’s father, Richard A. Lumpkin, is Chairman of the Board of Directors of Consolidated Communications Holdings and also may be deemed to have beneficial ownership of approximately 10.4% of Consolidated Communications Holdings’ outstanding voting stock. Beginning in February 2011, the Bank entered into a sublease agreement with Illinois Consolidated Telephone Company, a subsidiary of Consolidated Communications Holdings, Inc. This lease is for a term of six months and includes approximately 6,826 square feet of office space located in Mattoon, Illinois. The monthly rent for this lease is $9,670.

In 2009, the Company sold Series B Preferred Stock, offered at $5,000 per share, in a private placement offering.  In addition, in 2011, the Company sold Series C Preferred Stock, offered at $5,000 per share, in a private placement offering. Purchasers of the Company’s Preferred Stock included directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest.

In addition to those sales of Preferred Stock disclosed in the table and footnotes thereto under “Voting Securities and Principal Holders Thereof,” the Company also sold Preferred Stock to the following related parties:

Shares of Preferred Stock Purchased
Name of Individual or Entity and Relation to the Company	Series B	Series C
Holly Bailey, daughter of director Mr. Adams	200	125
Linda K. Adams, spouse of director Mr. Adams	--	125
Alex Melvin, son of director Mr. Melvin	200	--
David Melvin, son of director Mr. Melvin	200	--
Laura A. Voyles, daughter of director Mr. Melvin	200	--
Debra A. Sparks, spouse of director Mr. Sparks	30	70
Teresa A. Grissom, spouse of director Mr. Grissom	--	80
Elizabeth Celio, daughter of Mr. Richard Lumpkin and sister of Mr. Benjamin Lumpkin	150	--

Under a stock repurchase program authorized by the Board, the Company can repurchase shares of its common stock from time to time either in the open market or in private transactions in accordance with applicable securities laws. Pursuant to this stock repurchase program, the Company may repurchase shares of the Company’s common stock from, among others, certain directors, executive officers and greater than five percent (5%) beneficial owners of the Company’s common stock, and certain members of immediate family of the foregoing persons. During 2010, the Company repurchased 38,250 shares of common stock from Mr. Rowland for the aggregate consideration of $707,625.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 18, 2011.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board has not been informed that other persons intend to present any other matters for action at the annual meeting.  However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

William S. Rowland
Chairman and Chief Executive Officer

    Mattoon, Illinois
    March 17, 2011

PROXY CARD